UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

NTN Buzztime, Inc
(Name of Registrant as Specified In Its Charter)

________________________________________ (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 17, 2011

To the Stockholders of NTN Buzztime, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NTN Buzztime, Inc. will be held at the Residence Inn by Marriott at 2000 Faraday Avenue, Carlsbad, CA 92008, at 9:00 a.m. local time, on June 17, 2011 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect five directors to hold office until our 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.
To approve an amendment to our Restated Certificate of Incorporation to give effect to, first, a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at an exchange ratio of 10-for-1; and

4.	Any other matters that may properly come before the annual meeting.

Our Board of Directors fixed the close of business on April 21, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our principal executive offices for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

You are cordially invited to attend the meeting in person. To obtain directions to be able to attend the meeting and vote in person, please contact our Secretary at our principal executive offices referenced in the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, in order to ensure your representation at the meeting, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope.  In addition to voting by mail, you may vote by telephone or via the internet. You do not need to return your proxy by mail if you vote either by telephone or via the internet.

VOTE VIA THE INTERNET – You may vote via the internet at www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE VIA TELEPHONE – You may vote via telephone by dialing 1.800.690.6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

The prompt return of your proxy will help to save expenses incurred in further communication. If you send in your proxy card or vote by telephone or the internet, you may still decide to attend the meeting and vote your shares in person. Your proxy can be revoked in accordance with the terms described in the Proxy Statement.

If you would like to reduce the costs we incur in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To enroll in electronic delivery, please follow the instructions above to vote via the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
 June 17, 2011: The Proxy Statement and Annual Report to Stockholders are available at  www.buzztime.com.

April 29, 2011	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kendra Berger
Kendra Berger
Chief Financial Officer and Secretary

  Proxy Statement
  Annual Meeting of Stockholders to be held June 17, 2011

  GENERAL ANNUAL MEETING INFORMATION

General

The enclosed proxy is being solicited on behalf of the Board of Directors of NTN Buzztime, Inc. (“NTN Buzztime,” “we,” “us,” “our” or the “Company”) for use at our annual meeting of stockholders to be held at the Residence Inn by Marriott at 2000 Faraday Avenue, Carlsbad, CA 92008, at 9:00 a.m. local time, on June 17, 2011 and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We are first mailing this Proxy Statement, together with the accompanying proxy solicitation materials, to stockholders, and posting it on our corporate website at www.buzztime.com, on or about April 29, 2011.

We are in the process of moving our principal executive offices from 5966 La Place Court, Carlsbad, California 92008 to 2231 Rutherford Road, Carlsbad, California 92008 on or about July 1, 2011.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendations

The matters you will be asked to vote on and the recommendations of our Board of Directors are:

Proposal		Voting Recommendations
1.	To elect five directors to hold office until our 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified;	FOR

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2011;	FOR

3.
To approve an amendment to our Restated Certificate of Incorporation to give effect to, first, a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at an exchange ratio of 10-for-1; and
FOR

4.	Any other matters that may properly come before the annual meeting.	(*)

*Our Board of Directors is not aware of any other matters to be presented to you for a vote, however, if a matter requiring a vote is properly brought forth during the meeting, the recommended vote of our Board of Directors will be communicated to you at that time.

Voting and Quorum

We have one class of voting stock outstanding, designated common stock, $.005 par value per share.  Each share of our common stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting.  Only holders of record of our common stock at the close of business on the record date, April 21, 2011, are entitled to notice of and to vote at the Annual Meeting.  There were approximately 60,875,090 shares of our common stock outstanding as of the record date.

The proxy holders will vote all shares of our common stock represented by a properly completed proxy received in time for the Annual Meeting in accordance with the stockholder’s instructions.  If no instructions are given in the proxy, the shares will be voted according to the recommendations of our Board of Directors.  Therefore, if no instructions are given, the shares will be voted “FOR” Proposal 1, the election as directors of each of the nominees named in this Proxy Statement; “FOR” Proposal 2, ratification of the appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2011; and “FOR” Proposal 3, approval of an amendment to our Restated Certificate of Incorporation to give effect to, first, a reverse split of our outstanding common stock at an exchange ratio of 1-for-100 and, then, immediately following such reverse split, a forward split of our outstanding common stock at an exchange ratio of 10-for-1.  With respect to any other item of business that may properly come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

If you hold your shares of our common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange (“NYSE”). However, a broker cannot vote shares held in street name on matters designated as non-routine by NYSE rules, unless the broker receives voting instructions from the street name (beneficial) holder. Proposal 2 (the proposal to ratify the appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2011) is considered routine under NYSE rules. Each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2 but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner instructed by your broker, but your shares will constitute “broker non-votes” on each of the other proposals at the Annual Meeting.

The presence, in person or by proxy, at the Annual Meeting, of stockholders entitled to cast a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting.  Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals.  Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on proposals other than Proposal 2 will not affect the presence of a quorum.  Abstentions will be counted as present for purposes of establishing a quorum but for purposes of determining the outcome of a proposal, abstentions will not be treated as affirmative votes.

For Proposal 1, the election as directors of each of the nominees named in this Proxy Statement, nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of a nominee’s election.

To be approved, Proposal 2 (ratification of the appointment of Mayer Hoffman McCann P.C. as our registered independent public accounting firm for the fiscal year ending December 31, 2011) must receive “For” votes from the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to be voted on such proposal.  Abstentions and broker non-votes (if any) will not have any effect on the outcome of Proposal 2.

To be approved, Proposal 3 (approval of the reverse stock split followed by the forward stock split) must receive “For” votes from the holders of a majority of shares of our common stock entitled to vote on such proposal, in person or by proxy, at the Annual Meeting. Abstentions and broker-non votes will have the effect of a vote "AGAINST" Proposal 3.

The inspector of election appointed for the Annual Meeting will tabulate all votes including a separate tabulation of the affirmative and negative votes and abstentions.

Revocability of Proxies

You may revoke a proxy at any time before it has been voted by taking any one of the following actions:

•	Delivering written notice of revocation to our Secretary.

•	By executing and delivering to our Secretary a proxy dated as of a later date than the proxy to be revoked.

•	By voting by telephone or the internet before 11:59 p.m. Eastern Time on June 16, 2011 (your latest telephone or internet proxy will be counted).

•
By attending the Annual Meeting and voting in person. If, however, your shares of record are held by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from that record holder a proxy issued in your name.  Please also note that attendance at the Annual Meeting, in and of itself, without voting in person at the Annual Meeting, will not cause your previously granted proxy to be revoked.

Solicitation

We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of our common stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. We do not expect these costs to be significant. Our directors, officers or regular employees may follow up the mailing to stockholders by telephone, electronic mail or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

Our bylaws provide that the number of directors constituting the whole board of directors shall be determined by our Board of Directors from time to time.  The number of directors as determined by our Board of Directors is currently five.  Our Board of Directors currently consists of five members.  Our certificate of incorporation provides for the annual election of all of our directors. Vacancies on our Board of Directors (including vacancies created by an increase in the authorized number of directors) may be filled solely by our Board of Directors. A director appointed by our Board of Directors to fill a vacancy would serve for the remainder of the annual term and until his or her successor is elected and qualified.

Our Board of Directors has selected the following nominees for election as directors at the Annual Meeting. Each such nominee is currently serving as a director of the Company. Mr. Mitgang was appointed as a director by our Board of Directors to fill a vacancy.  He was recommended by Mr. Berg in 2010 for consideration by our Nominating and Corporate Governance/Compensation Committee.  If elected, the following nominees would hold office until our 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Name	Age (1)	Director Since
Jeff Berg	51	2008
Terry Bateman	54	2008
Mary Beth Lewis	53	2009
Michael Bush	50	2009
Steve Mitgang	49	2010

___________________________ (1) As of March 31, 2011

The following biographical information is furnished with respect to members of our Board of Directors:

Jeff Berg has served on our Board of Directors since August 2008 and as Chairman of our Board of Directors since November 2008.  Mr. Berg is a private investor currently serving as General Partner of Matador Capital Partners, LP, an investment partnership that he founded in 2007.  Since 2001, he has been Chairman of the Board of Directors and a lead investor in Surfline/Wavetrak Inc., a digital media business.  He was also the lead director of Swell Commerce, Inc., a direct marketer of surf apparel and accessories, a company that he co-founded in 1999, until it was sold in December 2009 to Billabong International.  From July 2000 to April 2001, Mr. Berg served as Interim Chief Executive Officer of Swell.  He was also founder and sole stockholder of Airborne Media LLC, a specialty media company that he founded in 2006, which operates web sites and publishes magazines and other niche-market print products, and sold the majority of its assets in 2009.  Between 1995 and 2000, Mr. Berg was Chairman of the Board of Directors of AccentHealth, a provider of segmented, patient education-oriented TV programming to medical waiting rooms.  Mr. Berg has over 20 years of experience as a professional investor.  Prior to founding Matador Capital Partners, he worked for nine years at Raymond James Financial as an institutional securities analyst, where he served as the Chief Investment Officer from 1994 to 2006.  Mr. Berg holds a B.S. in Business Administration from the University of Florida.  Our Nominating and Corporate Governance/Compensation Committee determined that Mr. Berg should be nominated for election as a director because of his experience with out-of-home and digital media, as well as Mr. Berg being a significant shareholder of the Company.

Terry Bateman has served on our Board of Directors since November 2008 and served as our Chief Executive Officer from February 2009 to March 2010.  Since May 2010, Mr. Bateman has been serving as the Chairman of PEP Direct and Brickmill Marketing Services, whose parent company, Quadriga Art, recently merged with Direct Mail Holdings to form QDMH, a direct marketing company, and for which, Mr. Bateman currently serves as its President.  Mr. Bateman has nearly 30 years executive experience in developing, growing, managing and selling businesses.  Mr. Bateman has been a personal investor in Red Zone Capital from 2006 to the present, and in connection with that investment activity, served as Chief Executive Officer of Dick Clark Productions, a television production company, from June 2007 to February 2008.  Prior to that, Mr. Bateman served as interim Chief Marketing Officer of the Washington Redskins, a professional football team, from September 2006 to June 2007.  From September 2005 to September 2006, Mr. Bateman served as President and Chief Executive Officer at Barton Cotton, Inc., a provider of integrated direct marketing fundraising services to non-profit organizations, and prior to that, served as its Executive Vice President of Fundraising beginning in 1998.  He was President of Snyder Communications' Marketing Services Division between 1994 and 1997.  Mr. Bateman was Executive Vice President, Vice President and Director of Whittle Communications between 1981 and 1994, having begun his career in marketing with The Gillette Company between 1979 and 1981.  Mr. Bateman holds a B.S. in Economics from the University of Tennessee. Our Nominating and Corporate Governance/Compensation Committee determined that Mr. Bateman should be nominated for election as a director because of his extensive consumer out-of-home marketing and advertising experience, including his prior experience having served as our Chief Executive Officer, as well as his general business acumen.

Mary Beth Lewis has served on our Board of Directors since February 2009.  From August 2007 to January 2009, Ms. Lewis served as Chief Financial Officer of Fresh Produce Sportswear, Inc., a women’s apparel company.  Since August 2009 and also from August 2006 to May 2007, she has been an accounting instructor in the College of Business at Colorado State University.  From October 2001 to April 2005, Ms. Lewis served as Chief Financial Officer of Noodles & Company, a restaurant chain.  Prior to that, she was the Chief Financial Officer of Wild Oats Markets, Inc., a national natural foods grocery store chain.  Ms. Lewis currently serves on the Board of Directors for eBags, Inc., an online retailer of bags and accessories, where she also serves as the chairman of its audit committee.  Ms. Lewis holds two undergraduate degrees from West Virginia University:  a B.A. in Psychology and a B.S. in Speech Pathology and Audiology.  Ms. Lewis also holds an MBA in Accounting and Finance from the University of Pittsburgh.  Our Nominating and Corporate Governance/Compensation Committee determined that Ms. Lewis should be nominated for election as a director because of her financial and corporate governance expertise and her prior experience as a chief financial officer.

Michael J. Bush was appointed to our Board of Directors in September 2009 and was appointed as our President and Chief Executive Officer effective April 12, 2010. Prior to becoming our President and Chief Executive Officer, Mr. Bush was President and Chief Executive Officer of 3 Day Blinds Corporation, a position he held from September 2007 to April 2010.  3 Day Blinds declared bankruptcy in October 2008.  Prior to joining 3 Day Blinds, a seller of custom-crafted window coverings, from December 2003 to February 2007, Mr. Bush served as President and Chief Executive of Anchor Blue Retail Group, a 175 store chain of youth oriented apparel stores and served as President and Chief Executive Officer of Levi’s and Dockers’ Outlets by MOST, an 80 store chain of outlet stores selling Levi Strauss & Company apparel in outlet malls. From February 2000 to May 2002, Mr. Bush served as President and Chief Executive of Bally North America, a manufacturer and seller of women’s footwear and apparel, a member of the Board of Directors of Bally International AG, the parent company for Bally, and Senior Vice President of Global Re-engineering. Prior to Bally, Mr. Bush was Chief Operating Officer and Executive Vice President of Movado Group, Inc., a publicly traded global manufacturer and marketer of wristwatches. Mr. Bush joined Movado from Ross Stores where he served as Senior Vice President of Strategic Planning, Business Development and Marketing. Mr. Bush currently serves as a director of Ross Stores, a national chain of discount department stores and a Fortune 500 company, and Technoserve, a global not-for-profit enterprise. Mr. Bush also joined 3 Day Blinds’ Board of Directors upon his resignation as President and Chief Executive Officer of 3 Day Blinds.  He is a graduate of Dartmouth College and the Stanford Graduate School of Business.  Our Nominating and Corporate Governance/Compensation Committee determined that Mr. Bush should be nominated for election as a director because of his familiarity with and leadership of our company as our Chief Executive Officer, as well as his extensive experience in executing business growth strategies, together with his leadership qualities.

Steve Mitgang has served on our Board of Directors since August 2010. He also serves on the Board of Directors of MapMyFitness, Inc., an online business featuring fitness-oriented social networks and training applications. From 2007 to 2009, Mr. Mitgang was the President and Chief Executive Officer of Veoh Networks, an internet television company. Prior to his tenure at Veoh Networks, Mr. Mitgang worked at Yahoo! from 2003 to 2007. Mr. Mitgang joined Yahoo! after its acquisition of Overture Services, where he was the head of the Performance Marketing group. From 2001 to 2003, Mr. Mitgang was President and Chief Executive Officer of Keylime Software, a web analytics company that was acquired by Overture Services during Mr. Mitgang’s leadership. Mr. Mitgang holds a degree in Architecture from the University of California, Berkley. Our Nominating and Corporate Governance/Compensation Committee determined that Mr. Mitgang should be nominated for election as a director because of his extensive experience in business development, marketing and advertising within the digital media and technology industries.

Board Meetings and Committees

Our business affairs are managed by and under the direction of our Board of Directors. During 2010, our Board of Directors held eight meetings. During 2010, each director attended at least 75% of the aggregate of (i) the total number of board meetings held during such member’s service and (ii) the total number of meetings of committees of our Board of Directors on which he or she served, during the period of such member’s service. The schedule for regular meetings of our Board of Directors for each year is submitted and approved by the board in advance.

We have adopted a policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders. Board members are strongly encouraged to attend the annual meeting. All of the nominees for election as directors who were then members of our Board of Directors attended our 2010 annual meeting of stockholders.

Each committee of our Board of Directors meets as frequently and for such length of time as it deems necessary to carry out its assigned duties and responsibilities. In addition, the chairman of a committee may call a special meeting of that committee at any time if deemed advisable. We currently have two standing committees: (i) Audit and (ii) Nominating and Corporate Governance/Compensation.  Our Board of Directors reviews the committees’ duties from time to time and may form new committees, revise a committee’s structure, or disband committees, depending on the circumstances.

Committee Charters and Code of Ethics

Our Board of Directors has adopted charters for the Audit and the Nominating and Corporate Governance/Compensation Committees, which, among other things, outline the respective duties of the committees.  Our Board of Directors has also adopted a code of ethics that applies to all of our employees, officers and directors.  These materials are posted on the Corporate Governance section of our website at www.buzztime.com.  The information on our website is not incorporated by reference in this Proxy Statement.

Board Structure and Risk Oversight

The leadership structure of our Board of Directors is such that the Chairman of our Board of Directors and our Chief Executive Officer positions are separated.  The Nominating and Corporate Governance/Compensation Committee believes this leadership structure is prudent and provides appropriate segregation and independence.

Our Board of Directors provides oversight to the management of our risk profile, including internal controls over financial reporting, credit risk, interest rate risk, liquidity risk, operational risk, reputational risk and compliance risk. Our Board of Directors monitors and manages these risks through committees in conjunction with management, our independent registered public accounting firm, and other independent advisors.  Our executive officers are assigned responsibility for the various categories of risk, with our Chief Executive Officer being ultimately responsible to our Board of Directors for all risk categories.  Our executive officers periodically report to and receive input from our Board of Directors and the Audit Committee regarding material risks we face and how we plan to respond to and mitigate these risks.

Board Independence

Our Board of Directors has determined that Jeff Berg, Mary Beth Lewis and Steve Mitgang are each “independent” under current NYSE Amex rules.

Board Committee Composition

Audit Committee	Nominating and Corporate Governance/Compensation Committee
Mary Beth Lewis*+	Jeff Berg+
Jeff Berg	Mary Beth Lewis
Steve Mitgang	Steve Mitgang

+Chairperson
*Financial Expert

Audit Committee

We have a separately designated standing Audit Committee that operates under a written charter adopted by our Board of Directors. The role of the Audit Committee is to oversee our accounting and financial reporting processes and to oversee the audit of our financial statements. The responsibilities of the Audit Committee include the periodic review of our accounting and financial reporting and internal control policies and procedures, appointing and providing the compensation of the independent registered public accounting firm of certified public accountants to be retained as our independent auditors, and reviewing the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure contained in our quarterly and annual reports filed with the SEC, and reviewing our quarterly and audited annual financial statements. The Audit Committee is currently comprised of three non-employee directors: Ms. Lewis (chair),  Mr. Berg and Mr. Mitgang, each of whom is independent under the rules of the NYSE Amex and the Securities Exchange Act of 1934.  Mr. Mitgang was appointed to the Audit Committee on March 22, 2011.  The Audit Committee held five meetings in 2010.

Audit Committee Financial Expert

Our Board of Directors has determined that Mary Beth Lewis is an “audit committee financial expert” and independent as defined by the rules of the SEC and NYSE Amex.

Nominating and Corporate Governance/Compensation Committee

The Nominating and Corporate Governance/Compensation Committee consists of Mr. Berg (chair), Ms. Lewis and Mr. Mitgang, each of whom is an independent director under the rules of the NYSE Amex. The function of this committee is to administer our benefit and equity incentive plans; determine the amount and form of compensation paid to our Chief Executive Officer; review and administer all compensation arrangements for our other executive officers; and establish and review general policies relating to the compensation and benefits of our officers and employees. In addition, this committee identifies individuals qualified to serve on our Board of Directors; selects, or recommends that our Board of Directors select, nominees for election to our Board of Directors; and develops and implements policies and procedures that are intended to ensure that our Board of Directors will be appropriately constituted and organized to meet its fiduciary obligations to the Company and our stockholders.  The Nominating and Corporate Governance/Compensation Committee held eight meetings in 2010.

Director Nominations

Our Nominating and Corporate Governance/Compensation Committee considers new candidates for our Board of Directors suggested by current members of our Board of Directors, management and stockholders. The Nominating and Corporate Governance/Compensation Committee has established qualifications for directors, including the ability to apply fair and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free of any conflicts of interest that would interfere with his or her loyalty to the Company or our stockholders. In evaluating board candidates, the Nominating and Corporate Governance/Compensation Committee considers the foregoing qualifications as well as several other factors, including the following:

•	independence from management;

•	depth and breadth of relevant business experience;

•	age and gender;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses and willingness to devote adequate time to board duties;

•	potential conflicts of interests with other pursuits;

•	personal background, including past involvement in SEC inquiries, legal proceedings, criminal record, or involvement in acts of fraud or dishonesty;

•
executive compensation and/or corporate governance background, to aid the Nominating and Corporate Governance/Compensation Committee in determining whether a candidate would be suitable for membership on that committee; and

•	interplay of candidate’s experience and skills with those of other board members.

Other than as described above, the Nominating and Corporate Governance/Compensation Committee has not adopted any specific policy on the issue of considering diversity in identifying nominees for director.

Directors’ Common Stock Ownership Guidelines and Compensation

To encourage directors to have a direct and material cash investment in shares of our common stock, our Board of Directors has established stock ownership guidelines for members of our Board of Directors.  The ownership guidelines strongly suggest that each director hold shares of our common stock, purchased for cash, equal to the following:

•	one times the annual cash retainer for service on our Board of Directors by the second anniversary of the commencement of the director’s board service;

•	two times the annual cash retainer for service on our Board of Directors by the third anniversary of the commencement of the director’s board service; and

•	four times the annual cash retainer for service on our Board of Directors by the fifth anniversary of the commencement of the director’s board service.

At any time between the second and fifth anniversary of any director’s service on our Board of Directors, if (i) such director is not then in compliance with the ownership guidelines set forth above and (ii) our Board of Directors, in its sole discretion, makes a determination that such director is not adhering to the spirit of these guidelines, our Board of Directors may request such director’s immediate resignation from our Board of Directors.  In such event, such director must immediately deliver his or her written, unqualified resignation with immediate effect to our Board of Directors.

Annual Retainer and Meeting Fees

Our non-employee directors, except for the Chairman of our Board of Directors, are entitled to receive an annual cash retainer in the amount of $25,000 for their services as directors. Our Chairman of our Board of Directors is entitled to receive an additional annual cash retainer of $20,000 for services.  We do not pay our non-employee directors participation fees for meeting attendance.  Generally, directors who are our employees do not receive any additional compensation for their services as directors.

We pay our non-employee directors an additional annual retainer for their service on board committees as set forth in the table below. As compensation for their additional responsibilities, we pay the chairperson of each board committee a retainer larger than the retainer we pay the other members of the committee.

Additional Annual Retainer for Board Committee Service	Chairperson	Member
Audit Committee	$10,000	$5,000
Nominating and Corporate Governance/Compensation Committee	$10,000	$5,000

Equity Compensation

We also compensate our non-employee directors through stock option awards. In connection with the commencement of a new director’s term of service, we grant to such new director an option to purchase 30,000 shares of our common stock. The exercise price of each of these new director option awards is equal to the closing market price of our common stock on the date of grant. As of the date of grant, 15,000 of the shares subject to the option are fully vested and exercisable, and the remaining 15,000 shares vest and become exercisable, subject to the director’s continued service, in equal monthly installments beginning in the month immediately following the date of grant through the date of the next annual meeting of stockholders.

Each non-employee director who is re-elected for an additional term of service will be granted an additional option to purchase 20,000 shares of our common stock on the date of our annual stockholder meeting.  The exercise price of each of these annual option awards is equal to the closing market price of our common stock on the date of the annual meeting of stockholders on which it is granted and the underlying shares vest and become exercisable in twelve equal monthly installments thereafter, subject to the director’s continued service. Options granted to non-employee directors as compensation for service on our Board of Directors expire on the earlier of ten years from the date of grant or, for options granted under the 2004 Performance Incentive Plan, one year from the date the director ceases to serve on our Board of Directors, and for options granted under the 2010 Performance Incentive Plan, 90 days from the date the director ceases to serve on our Board of Directors. In the event of a change in control, as defined in each of the 2004 Performance Incentive Plan and the 2010 Performance Incentive Plan, the Nominating and Corporate Governance/Compensation Committee may in its discretion determine that these option grants shall vest and become fully exercisable as of immediately before such change in control.

Our non-employee director compensation program is subject to review and renewal annually by our Board of Directors on or around the date of our annual meeting of stockholders.

Compensation of Directors

The following table shows 2010 compensation information for all individuals who served as non-employee directors during the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation		Total
Jeff Berg	$60,000	$-	$-		$60,000
Mary Beth Lewis	$40,000	$8,288	$-		$48,288
Steve Mitgang (2)	$12,392	$12,741	$15,000	(3)	$40,133

(1)
The amounts reported in this column represent the aggregate grant date fair value of stock awards and stock options granted during 2010.  These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10 under “Common Stock Options, Deferred Stock Units and Warrants” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 25, 2011.  As of December 31, 2010, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Jeff Berg (4)	-
Mary Beth Lewis	20,000
Steve Mitgang	30,000

(2)	Mr. Mitgang was appointed to our Board of Directors on August 1, 2010.

(3)	Represents amounts earned for a one-time consulting service provided to the Company.

(4)	Mr. Berg waived the initial stock option grant when he was appointed to our Board of Directors on August 19, 2008 as well as his 2009 and 2010 annual grants.

Required Vote

Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of a nominee’s election. Proxies may not be voted for a greater number of persons than the number of nominees named herein. The nominees have each indicated a willingness to serve as directors. If any of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as our Board of Directors recommends.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROPOSAL.

PROPOSAL 2

RATIFICATION OF APPOINTMENT
OF MAYER HOFFMAN MCCANN P.C.
AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2010 was Mayer Hoffman McCann P.C.  The Audit Committee of our Board of Directors has reappointed Mayer Hoffman McCann P.C. to continue as our independent registered public accounting firm for the year ending December 31, 2011. Our bylaws do not require that our stockholders ratify the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm. However, we are submitting the selection of Mayer Hoffman McCann P.C. to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann P.C. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Mayer Hoffman McCann P.C. will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the Annual Meeting.

Required Vote

To be approved, the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2011 must receive “For” votes from the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to be voted on such proposal. Abstentions and broker non-votes (if any) will not have any effect on the outcome of Proposal 2.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN McCANN P.C. TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT IMMEDIATELY FOLLOWED BY A FORWARD STOCK
SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK

Introduction

We are asking our stockholders to approve the filing, at the discretion of our Board, of an amendment to our Restated Certificate of Incorporation that would effect, first, a reverse stock split (the “Reverse Split”) of our common stock in the ratio of 1-for-100 (the "Reverse Exchange Ratio") and, then, immediately following the Reverse Split, a forward stock split (the “Forward Split”) of our common stock in the ratio of 10-for-1 (the "Forward Exchange Ratio"). Together, the Reverse Split and the Forward Split may be referred to as the “Reverse/Forward Split.”  The proposed amendment to our Restated Certificate of Incorporation is attached to this proxy statement as Exhibit A (the “Reverse/Forward Split Amendment”).

The Board will have authority, if this proposal is approved, to give effect to the Reverse/Forward Split any time before June 30, 2011 or, alternatively, to abandon the Reverse/Forward Split. No additional stockholder action would be required for us to give effect to the Reverse/Forward Split.

Our Board approved the Reverse/Forward Split and the Reverse/Forward Split Amendment on April 14, 2011.

The determination as to whether the Reverse/Forward Split will be effected and, if so, on which date the Reverse/Forward Split will be effected, will be based upon those market or business factors deemed relevant by the Board at that time, including, but not limited to:

•	existing and expected marketability and liquidity of our common stock;
•	prevailing stock market conditions;
•	business developments affecting us; and
•	the likely effect on the market price of our common stock.

Mechanics of the Reverse/Forward Split and Treatment of Fractional Shares

On the effective date of the Reverse/Forward Split, our common stock will undergo two stock splits, one immediately following the other, summarized as follows:

The Reverse Split

The first stock split will be a reverse stock split in the ratio of 1-for-100. Upon the effectiveness of the Reverse Split, each 100 shares of our common stock will be combined and reconstituted into 1 share of our common stock.

Any stockholder who, immediately prior to the Reverse Split, holds fewer than 100 shares of our common stock and, subsequent to the Reverse Split, would otherwise be entitled to less than one full share of our common stock will instead receive cash consideration in lieu of the fractional share in an amount determined as described below under the subheading “Determination of Cash-Out Price.”

The Forward Split

Immediately following the Reverse Split, a forward stock split in the ratio of 10-for-1 will become effective.  Upon the effectiveness of the Forward Split, each 1 share of our common stock will be split and reconstituted into 10 shares of our common stock. Fractional shares resulting from the Reverse Split which are not cashed-out in the Reverse Split will undergo the Forward Split. However, no fractional shares will result from the Forward Split. Instead, fractional shares that would otherwise result from the Forward Split will be rounded up to the next whole share.

Determination of Cash-Out Price

The price paid to stockholders holding fewer than 100 shares of our common stock immediately prior to the Reverse Split (the “Cashed-Out Stockholders”) will be determined based on the average daily closing price per share of the common stock on the NYSE Amex for the five trading days immediately before and including the effective date of the Reverse/Forward Split, without interest (the “Cash-Out Price”).

Promptly after the date on which we effect the Reverse/Forward Split, we intend to deposit with our transfer agent sufficient proceeds for the benefit of the stockholders receiving cash for their fractional shares. All Cashed-Out Stockholders will receive cash equal to the Cash-Out Price per share. Until the proceeds due to the Cashed-Out Stockholders have been distributed, the transfer agent will hold the funds in trust for the Cashed-Out Stockholders. As soon as practicable after the Reverse/Forward Split, the transfer agent will pay the cash to the Cashed-Out Stockholders as described below in “Effect of the Reverse/Forward Split on Our Stockholders.”

Examples

The following table demonstrates the effect of the Reverse/Forward Split through several examples.  The following examples assume that the per share Cash-Out Price is $0.486. However, as noted above, the actual per share cash-out price will be determined based on the average daily closing price per share of the common stock on the NYSE Amex for the five trading days immediately before and including the effective date of the Reverse/Forward Split.

Hypothetical Scenario	Result
Mr. Smith is a registered stockholder who holds 72 shares in his account immediately prior to the Reverse/Forward Split.
Instead of receiving a fractional share (72/100 of a share) of common stock after the Reverse Split, Mr. Smith’s 72 shares will be converted into the right to receive cash. Assuming a hypothetical Cash-Out Price of $0.486 per share, Mr. Smith would receive $34.99 ($0.486 × 72 shares).

Ms. Jones has 2 separate record accounts. As of the Effective Date of the Reverse/Forward Split, she holds 25 shares in one account and 45 shares in the other. All of her shares are registered in her name only.

Ms. Jones will receive cash payments equal to the Cash-Out Price of her shares in each record account instead of receiving fractional shares (25/100 share and 45/100 share). Assuming a hypothetical Cash-Out Price of $0.486 per share, Ms. Jones would receive two checks totaling $34.02 (25 × $0.486 = $12.15; 45 × $0.486 = $21.87; $12.15 + $21.87 = $34.02).

Mr. Blue holds 100 shares in his record account as of the Effective Date of the Reverse/Forward Split.	After the Reverse/Forward Split, Mr. Blue will hold 10 shares of our common stock.

Reasons for the Reverse/Forward Split

The Board of Directors authorized the Reverse/Forward Split and recommends that the stockholders approve the Reverse/Forward Split for the reasons described below.

Increase in Per Share Price of Our Common Stock

The Board expects that the Reverse/Forward Split will result in an increase in the per share market price of our common stock, which allows us to achieve a stock price at or above the minimum requirement for maintaining our listing on the NYSE Amex.  The Reverse/Forward Split will result in fewer shares of our common stock outstanding, which should have the effect of increasing the per share price of our common stock in an amount approximately equivalent to the ratio in which the number of outstanding shares of common stock was decreased.

We also believe that the expected increase in the per share price of our common stock resulting from the Reverse/Forward Split will make our common stock more attractive to a broader range of institutional investors, professional investors and other members of the investing public, many of whom have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

Reducing the number of outstanding shares of our common stock through the Reverse/Forward Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business (including the market’s perception of and reaction to a proposal for or the implementation of a reverse stock split) may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse/Forward Split will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse/Forward Split or that the market price of our common stock will not decrease in the future.

Reduced Administrative Costs Associated with Fewer Stockholders

As of April 21, 2011, we had approximately 5,750 shareholders, comprised of approximately 1,089 holders of record and approximately 4,661 beneficial holders. On April 21, 2011, approximately 471 registered holders of our common stock owned fewer than 100 shares of stock, and approximately 586 beneficial holders of our common stock owned fewer than 100 shares of stock. At that time, these stockholders in total represented approximately 18% of the total number of holders of our common stock, but owned less than 1% of the total number of outstanding shares of common stock. Assuming all 1,057 record and beneficial holders of our stock were cashed out at the time of the Reverse Split and before the Forward Split, we would be left with 4,693 shareholders (618 of which are holders of record) after the Reverse/Forward Split.

We will benefit from certain cost savings as a result of the Reverse/Forward Split. The costs of administering each registered stockholder’s account are the same regardless of the number of shares held in each account. Therefore, our costs to maintain these small accounts (which account for approximately 18% of all stockholders) are disproportionately high when compared to the total number of shares involved. These costs include printing and postage costs to mail the proxy materials and annual report, and similar costs associated with required mailings to stockholders holding shares in street name through a nominee (i.e. a bank or broker). Additionally, we will pay lower annual listing fees to the NYSE Amex as a result of the Reverse/Forward Split.

In light of these disproportionate costs, the Board believes that it is in our best interest as well as that of our stockholders to eliminate the administrative burden and costs associated with smaller stockholders. Although the Reverse/Forward Split will likely leave some small (fewer than 100 shares) stockholders, we believe that a reduction of the administrative burden is in our best interests.

Liquidity for Stockholders with Small Positions

In many cases it is expensive for small stockholders (often defined as those with fewer than 100 shares) to sell their shares on the open market. The Reverse/Forward Split allows stockholders with small accounts to cash out their positions without transaction costs, such as brokerage fees.

Effect of the Reverse/Forward Split on Our Stockholders

Stockholders with a Record Account of Fewer than 100 Shares

If we complete the Reverse/Forward Split and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of our common stock immediately prior to the Reverse Split):

•	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

•	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See, above, under the subheading “—Determination of Cash-Out Price.”

•
After the Reverse Split, you will have no further interest in us with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in our assets, earnings, or profits or in any dividends that might be paid after the Reverse Split.

•	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

•
As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

If you hold Book-Entry Shares:

•
Some of the Company’s registered stockholders hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the date we affect the Reverse/Forward Split. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If you hold Certificated Shares:

•
If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from us as soon as practicable after the date we effect the Reverse/Forward Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) to our transfer agent, American Stock Transfer for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

Registered Stockholders with 100 or More Shares of Common Stock

If you are a stockholder with 100 or more shares of common stock as of the effective date of the Reverse/Forward Split, we will first convert your shares into one one-hundredth (1/100) of the number of shares you held immediately prior to the Reverse Split. Immediately following the Reverse Split, we will convert your shares in the Forward Split into 10 times the number of shares you held after the Reverse Split.

For example, if you were an owner of 1,000 shares of common stock immediately prior to the Reverse Split, your shares would be converted to 10 shares in the Reverse Split and then to 100 shares in the Forward Split.

Following the Forward Split, in the instance where fractional shares result from the Reverse/Forward Split, the Company will round up the fractional shares to the nearest whole share.

Street Name Holders of the Company Common Stock

We intend for the Reverse/Forward Split to treat stockholders holding our common stock in street name through a nominee (such as a bank or broker) identically as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding our common stock in street name should contact their nominees.

Holders of our Series B Convertible Preferred Stock

With respect to our Series B Convertible Preferred Stock, the “Conversion Ceiling” and the “Adjusting Closing Bid Prices,” as such terms are defined in our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate”), will be automatically adjusted in accordance with the terms of the Certificate in connection with the Reverse/Forward Split.

Effect on the Company’s Stock Plans and Outstanding Awards held by Current and Former Company Employees and Directors

If you are an employee, consultant or director of ours (or a former employee, former consultant or former director), you may hold our restricted stock and/or hold restricted stock units, options to purchase our common stock or other awards issued under our 2004 Performance Incentive Plan (the “2004 Plan”) and/or our 2010 Performance Incentive Plan (the “2010 Plan”) and collectively (the “Plans”).  The Plans generally provide that in the event of a reverse and/or forward stock split, the number of shares subject to (i) the Plans (including any share grant limits) or (ii) outstanding awards, along with any exercise prices of outstanding awards, will each be equitably and proportionately adjusted by the Plans’ respective administrative committee.  Therefore, if the Reverse/Forward Split are approved by our Stockholders, it is expected that these proportionate adjustments will be effected based on the Reverse Exchange Ratio and the Forward Exchange Ratio ultimately adopted by our Board.

Effect of the Reverse/Forward Split on the Company

Our Authorized Common Stock

The number of shares of authorized common stock will not change as a result of the Reverse/Forward Split. As of April 21, 2011, there were 60,875,090 shares of our common stock issued and outstanding. Following the Reverse/Forward Split, the total number of issued and outstanding shares of common stock will be reduced by approximately 90% in addition to the aggregate number of fractional shares of the Cashed-Out Stockholders that the Company purchases from the Cashed-Out Stockholders. The par value of the Company’s common stock will remain at $.005 per share after the Reverse/Forward Split.

Potential Adverse Effects of the Reverse/Forward Split

Although the availability of additional shares of common stock for future issuances could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), the reverse/forward stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company. Other than the reverse/forward stock split proposal, the board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of our company.

Additionally, future issuances (which may be authorized by the board of directors and may be issued without stockholder approval) of our common stock would have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest in holdings of our current stockholders.

Total Number of Shares We Will Repurchase

The total number of shares that we will re-purchase is unknown. Also, we do not know what the Cash-Out Price will be. However, if the Reverse/Forward Split had been completed as of April 21, 2011, when the average daily closing price per share of the Company common stock on the NYSE Amex for the five trading days immediately preceding and including such date was $0.446, then the cash payments that would have been issued to Cashed-Out Stockholders, including both registered and street name holders, would have been approximately $15,196, with approximately 34,071 shares of common stock purchased by us. The actual amounts will depend on the number of Cashed-Out Stockholders on the date we affect the Reverse/Forward Split and the Cash-Out Price of the shares, each of which will vary based on the number of such stockholders and price for the five trading days immediately preceding and including the effective date.

Our Public Reporting Obligations

The Reverse/Forward Split will not affect the public registration of our common stock with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We do not intend this transaction to be the first step of a going-private transaction. On the contrary, our goal is to ultimately expand our stockholder base by making our common stock more attractive to a broader range of investors. By reducing the number of stockholders while ideally increasing the per share price of our common stock, we believe that the Reverse/Forward Split will encourage a broader range of institutional investors, professional investors and other members of the investing public to take a position in our common stock. As noted above, we anticipate we will be left with approximately 4,693 stockholders (618 of which are holders of record) after giving effect to the Reverse/Forward Split, which is well in excess of the 300 stockholder threshold that, if we were to fall below, would qualify us to be able to terminate our reporting obligations under Section 12(g) or Section 15(d) of the Exchange Act.

Effect on Par Value

The proposed Reverse/Forward Split Amendment will not affect the par value of our common stock, which will remain at $0.005.

Certain Federal Income Tax Consequences

We have summarized below the material federal income tax consequences to us and stockholders resulting from the Reverse/Forward Split. This summary is based on existing U.S. federal income tax law, which may change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the “Code”). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to us.

The federal income tax consequences to stockholders of the various alternative outcomes following the Reverse/Forward Split are discussed below.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse/Forward Split

If you (1) continue to hold our common stock immediately after the Reverse/Forward Split, and (2) you receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your shares of our common stock, as the case may be, as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Stockholders

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold our common stock immediately after the Reverse/Forward Split, as explained below.

Stockholders Who Exchange All of Their Shares of Our Common Stock for Cash as a Result of the Reverse/Forward Split

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) you do not continue to hold any of our common stock immediately after the Reverse/Forward Split, and (3) you are not related to any person or entity that holds our common stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold our common stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

•
“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in our Company resulting from the Reverse/Forward Split is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

•
“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse/Forward Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of our common stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of our common stock owned by you immediately before the Reverse/Forward Split and you own less than 50% of the outstanding shares of our common stock after the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the redemption of shares of our common stock is not treated as capital gain under any of the tests, then the entire amount of the payment you receive for your shares will be treated first as ordinary dividend income to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. Currently, long-term capital gain and dividend income are both subject to a maximum income tax rate of 15% for federal income tax purposes. The use of capital losses is limited.

Stockholders Who Both Receive Cash and Continue to Hold Company Common Stock Immediately After the Reverse/Forward Split

If you receive cash as a result of the Reverse/Forward Split and continue to hold our common stock immediately after the Reverse/Forward Split, and if you meet either the “not essentially equivalent to a dividend” test or the “substantially disproportionate redemption of stock “test (described above), then you will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of our common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you meet either test, you must take into account as shares you own both shares of our common stock that you actually own and those shares of our common stock that you constructively own (i.e., shares owned by certain individuals or entities related to you) before and after the Reverse/Forward Split. Your aggregate adjusted tax basis in your shares of our common stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of our common stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain or loss recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as long-term capital gain or loss (assuming that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you or (2) is a “substantially disproportionate redemption of stock” with respect to you) provided that you have held your shares for more than one year. If you acquired shares redeemed in the Reverse/Forward Split at different times, you will be required to compute such gain or loss, and determine whether such gain or loss is long-term or short-term gain or loss, separately with respect to each such acquisition of shares. In applying these tests, you may be able to take into account sales of shares of our common stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under either of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of our undistributed earnings and profits, and any remaining gain will be treated as a capital gain. Currently, long-term capital gain and dividend income are both subject to a maximum income tax rate of 15% for federal income tax purposes. The use of capital losses is limited.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

Dissenting stockholders do not have appraisal rights under Delaware state law or under our Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Reservation of Rights

We reserve the right to abandon the Reverse/Forward Split without further action by our stockholders at any time before the filing of the Reverse/Forward Split Amendment with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our stockholders at the Annual Meeting.  By voting in favor of the Reverse/Forward Split, you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

Required Vote

To be approved, the Reverse/Forward Split must receive “For” votes from the holders of a majority of shares of our common stock entitled to vote on such proposal, in person or by proxy, at the Annual Meeting. Abstentions and broker-non votes will have the effect of a vote "AGAINST" Proposal 3.

At the Annual Meeting a vote will be taken on a proposal to approve the Reverse/Forward Split.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE/FORWARD SPLIT OF ITS OUTSTANDING COMMON STOCK.

EXECUTIVE COMPENSATION

Compensation Processes and Procedures

The Nominating and Corporate Governance/Compensation Committee of our Board of Directors has the responsibility for determining the amount and form of compensation paid to our Chief Executive Officer, reviewing and approving all compensation arrangements for our other executive officers, administering the Company’s benefit plans and providing guidance over our organizational structure.  Typically, the Chief Executive Officer presents compensation recommendations to the Committee with respect to the executive officers who report to him.  The Committee may accept or adjust such recommendations.  The Committee is solely responsible for determining the Chief Executive Officer’s compensation while our full Board of Directors participates in evaluating the performance of the Chief Executive Officer.

Over the course of 2010, we evaluated compensation rates for executive officers hired during 2010 by externally comparing viable candidates and referencing current public salary survey data to determine the appropriate level of salary, performance-based bonus, and/or equity incentives to present a competitive compensation package in order to attract and retain top talent.  Typically, we evaluate between three and five different sources of compensation data to provide relevant market benchmark data for a given executive role.  Additionally, the Committee has the authority to engage the services of outside advisors and experts to assist and advise the Committee on matters relating to executive compensation.

Tax and Accounting Implications

Compensation paid to our Chief Executive Officer and our two other highest compensated officers (each a "Covered Employee") is subject to a $1,000,000 annual deduction limit pursuant to Section 162(m) of the Internal Revenue Code, as amended.  This deduction limit does not apply to compensation that qualifies for the performance-based compensation exception under Section 162(m).  In 2010, no Covered Employee's total compensation exceeded $1,000,000, and it is similarly expected that in 2011 no Covered Employee's compensation will exceed $1,000,000.  However, our Board of Directors and its Nominating and Corporate Governance/Compensation Committee are aware that the future grant of certain equity compensation awards, other than stock options or stock appreciation rights granted without any discount, under our 2010 Performance Incentive Plan to Covered Employees may not qualify as performance-based compensation and therefore this could potentially cause the $1,000,000 deduction limit to be exceeded in future years. However, our Board of Directors wishes to retain the flexibility to make such awards if necessary and more generally does not anticipate that the compensation deduction limit will significantly affect our executive compensation policies.

The Company accounts for stock-based payments including equity awards under our equity incentive plans in accordance with the requirements of FASB ASC No. 718, Compensation – Stock Compensation.

The following table sets forth information concerning compensation during the years ended December 31, 2010 and 2009 awarded to, earned by or paid to all individuals who served as our principal executive officer as well as our two most highly compensated executive officers other than the principal executive officers who were serving as executive officers at the end of December 31, 2010.  Collectively, these are the “named executive officers.”

2010 Summary Compensation Table

				Stock	Option	Non-Equity Incentive Plan	All
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Compensation (2)	Other Compensation		Total
Michael Bush (3)	2010	$274,039	$25,000	$-	$735,317	$50,000	$18,481	(5)	$1,102,837
President, Chief Executive Officer and Director	2009	$-	$-	$-	$11,955	$-	$10,986	(6)	$22,941
Terry Bateman (7)	2010	$90,865	$-	$-	$8,288	$-	$20,641	(8)	$119,794
Chief Executive Officer and Director	2009	$343,750	$-	$-	$210,350	$93,750	$11,023	(9)	$658,873
Kendra Berger	2010	$300,000	$-	$-	$-	$-	$-		$300,000
Chief Financial Officer	2009	$291,351	$-	$-	$-	$75,000	$-		$366,351
Nick Glassman (10)	2010	$250,000	$-	$-	$70,515	$-	$15,223	(11)	$335,738
Executive Vice President of Programming and Technology	2009	$145,601	$-	$-	$41,580	$28,125	$-		$215,306
_________________________________

(1)
The amounts reported in these columns represent the aggregate grant date fair value of stock awards and stock options granted during 2010.  These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 10 under “Common Stock Options, Deferred Stock Units and Warrants” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 25, 2011.

(2)
The 2009 non-equity incentive plan compensation amounts reported in this column were earned in 2009 and paid in 2010.  The 2010 non-equity incentive plan compensation amount reported in this column was earned in 2010 and will be paid in 2011.

(3)	Mr. Bush’s employment began on April 12, 2010.

(4)	This amount represents a retention bonus.

(5)
Includes $9,819 for compensation as a non-employee director, $5,365 for Mr. Bush’s portion of health and group term life insurance premiums paid for on his behalf and $3,297 for other taxable reimbursement expenses.

(6)	This amount represents compensation as a non-employee director.

(7)	Mr. Bateman’s employment began on February 2, 2009. Mr. Bateman resigned as Chief Executive Officer on March 31, 2010 and remained on our Board of Directors as a non-employee director.

(8)	Includes $18,750 for compensation as a non-employee director and amounts related to health and group term life insurance premiums paid for on Mr. Bateman’s behalf.

(9)	Includes $10,800 related to stock option exercises and amounts paid for group term life insurance. Mr. Bateman waived his compensation as a non-employee director in 2009.

(10)	Mr. Glassman’s employment began on April 24, 2009. Mr. Glassman resigned as Executive Vice President of Programming and Technology on December 31, 2010.

(11)	Includes $15,111 for taxable reimbursement expenses and amounts paid for group term life insurance.

Narrative Disclosure to Summary Compensation Table

Agreement with President and Chief Executive Officer

As part of Mr. Bush’s amended and restated employment agreement, Mr. Bush is eligible to receive an annual incentive bonus in an amount to be determined by our Board of Directors based on the achievement of performance objectives established by the board for that particular period.  Mr. Bush’s target potential incentive compensation for fiscal 2010 was 50% of Mr. Bush’s base salary, pro-rated based on his hire date.  A portion of his target incentive compensation for 2010 was guaranteed in the amount of $50,000 and is shown in the summary compensation table above.

Also as part of Mr. Bush’s amended and restated employment agreement, if we terminate Mr. Bush’s employment without cause, we are required to pay, subject to withholding and other authorized deductions, an amount equal to the sum of one month of severance pay for every two months of service to a maximum of six months calculated at Mr. Bush’s then-current base salary.  If Mr. Bush had been terminated on December 31, 2010, the amount of his severance pay would have been $187,500, less all applicable withholdings.

Incentive Plan Compensation

We believe that incentive compensation awards for our employees, including our named executive officers, should be largely driven by our overall corporate performance. To this end, the Nominating and Corporate Governance/Compensation Committee of our Board of Directors adopted the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. Fiscal Year 2010, or the "Plan." The purpose of the 2010 Incentive Plan is to motivate eligible participants to focus on and maximize their efforts to achieve our corporate goals and to encourage the retention of those employees that do so. Eligible participants include each of our named executive officers.

To earn compensation under the Plan, the Plan must be funded, and the participant must (i) be employed by us on or before October 1, 2010, on active, full-time, paid status, (ii) not be a participant in any of our other incentive compensation programs, and (iii) be employed by us on the payout date.  The 2010 Incentive Plan is funded only if we achieve our corporate goals. For 2010, the initial corporate goals were for our Company to achieve earnings before interest, tax, depreciation and amortization, or EBITDA, of at least $5 million.  If our Company’s financial performance meets the corporate goal, the Plan will be funded at a rate of 100%.  If our Company’s financial performance exceeds the corporate goal, the Committee, at its discretion, may choose to fund the Plan with a larger amount. If our Company’s financial performance is above 90% of the corporate goal but below 100%, the Plan will be funded based on a sliding scale. For example, if our Company’s financial performance is 90% of the corporate goal, the Plan will be funded at a rate of 40%, and if our Company’s financial performance is 95% of the corporate goal, the Plan will be funded at a rate of 70%. If our company’s financial performance is not at least 90% of the corporate goal, the Plan will not be funded at all.

Under the terms of the Plan, each participant will have a target payout amount that is assigned according to such participant’s position and job level and will be paid, if the Plan is funded, in 50% cash and 50% equity. The target payout amount will be based on a percentage of the participant’s annual base salary (excluding benefits) as of December 31, 2010. The target payout amount for our named executive officers is 50% of their annual base salary (excluding benefits) as of December 31, 2010. The equity that will be awarded if the Plan is funded will be in the form of restricted stock units awarded pursuant to our Company’s 2010 Performance Incentive Plan, which was approved by our stockholders at our 2010 annual meeting of stockholders. The restricted stock units will be 100% vested upon the achievement of the corporate goal. The number of shares of our common stock subject to the restricted stock units will be determined based on the achievement level of the corporate goal and using a value of $0.6250 per restricted stock unit.

 The table below sets out the target payout amount payable to, and the number of shares of common stock subject to restricted stock units issuable to, each of our named executive officers under the terms of the Plan assuming our Company’s financial performance achieves the corporate goal at a rate of 100%

			Target Shares of
			Common Stock
			Subject to
	Target		Restricted
Named Executive Officer	Amount $		Stock Units #

Michael Bush	$93,750	(1)	150,000

Terry Bateman	$93,750		150,000

Kendra Berger	$75,000		120,000

Nick Glassman	$31,250		50,000

____________________________________

(1)
The Company did not meet its 2010 corporate goals.  Accordingly, no eligible participant received a payout under the Plan with the exception of Mr. Bush, whose employment agreement provided for a guaranteed payout in the amount of $50,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2010:

			Option Awards				Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Michael Bush	04/12/10	(1)	-	1,750,000	0.48	04/12/20	-	-
	09/08/09	(2)	30,000	-	0.50	09/08/19	-	-

Terry Bateman	06/02/10	(3)	10,000	10,000	0.53	06/01/20	-	-

Kendra Berger	08/12/08	(4)	-	-	-	-	18,750	7,125
	09/04/07	(1)	81,250	18,750	0.95	09/03/17	-	-
	08/28/06	(1)	400,000	-	1.21	08/27/16	-	-
	06/14/06	(5)	20,000	-	1.54	06/13/16	-	-
	07/01/05	(5)	20,000	-	1.88	06/30/15	-	-

Nick Glassman	04/24/09	(6)	72,917	-	0.33	12/31/11	-	-
 ________________________________________

(1)
The option vests and becomes exercisable at the rate of 25% of the shares underlying the option on the first anniversary of the option grant date, and the remaining shares underlying the option shall vest in 36 equal monthly installments thereafter.

(2)	The option was granted for Mr. Bush’s service as a non-employee director and was vested and exercisable in full as of the 2010 Annual Meeting of Stockholders.

(3)	The option was granted for Mr. Bateman’s service as a non-employee director and will vest and become exercisable in twelve equal monthly installments.

(4)	The units of stock will become 100% vested on the fourth anniversary of the grant date. The vesting of the units is subject to acceleration upon the Company achieving certain performance targets.

(5)	The option was granted for Ms. Berger’s service as a non-employee director and was vested and exercisable in full as of the one year anniversary of the date of grant.

(6)	Mr. Glassman resigned from the Company on December 31, 2010, and he has one year from his termination date to exercise his vested options, at which time any unexercised options will expire.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage ownership of common stock as of March 31, 2011 by:

•	all persons known to us to own beneficially more than 5% of the outstanding shares of our common stock based on reports filed by each such person with the SEC;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated in the footnotes to the table below: (i) each of the persons named has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property and similar laws; and (ii) the address for each person is c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008.

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
Directors and Officers:
Jeff Berg (2)	6,385,600	10.5%
Nick Glassman (3)	2,082,917	3.3%
Michael Bush (4)	767,978	1.3%
Kendra Berger (5)	570,416	*
Terry Bateman (6)	522,291	*
Mary Beth Lewis (7)	58,333	*
Steve Mitgang (8)	27,000	*
All of our executive officers and directors as a Group (7 persons) (9)	10,414,535	16.4%

5% Shareholders:
Matador Capital Partners, L.P. (2)	6,355,600	10.4%
Kinderhook Partners, L.P. (10)	4,600,643	7.6%
Trinad Capital Master Fund, Ltd. (11)	4,248,479	7.0%
* less than 1%

(1)
Included as outstanding for purposes of this calculation are 60,875,090 shares of common stock (the amount outstanding as of March 31, 2011) plus, in the case of each particular holder, the shares of common stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of common stock (including such instruments exercisable within 60 days after March 31, 2011) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2)	Based upon a Schedule 13D/A filed with the SEC on January 14, 2011 and Mr. Berg’s Form 4 filings, the following person and entities beneficially owned the number of shares as set forth below:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
BFK Investments LLC ("BFK")	6,355,600	-	6,355,600	-	6,355,600
Jeffrey A. Berg	6,385,600	30,000	6,355,600	30,000	6,355,600
Matador Capital Partners, L.P. ("Matador")	6,355,600	-	6,355,600	-	6,355,600

Mr. Berg is the Senior Managing Member and controlling shareholder of BFK.  BFK is the general partner of Matador.  Each of BFK and Mr. Berg disclaims beneficial ownership in shares of common stock beneficially owned by the other party or by Matador except to the extent of its or his pecuniary interest therein.  The address for each of BFK, Mr. Berg and Matador is P.O. Box 55399, St. Petersburg, Florida  33732.

(3)
Includes 72,917 shares subject to options held directly by Mr. Glassman that are currently exercisable or exercisable within 60 days of March 31, 2011. Also included are 1,500,000 shares subject to warrants held indirectly by Mr. Glassman that are currently exercisable or exercisable within 60 days of March 31, 2011.  The warrants were granted to iSports in connection with the acquisition of assets from iSports during 2009,  of which Mr. Glassman is a stockholder and director.

(4)	Includes 467,500 shares subject to options held by Mr. Bush that are currently exercisable or exercisable within 60 days of March 31, 2011.

(5)	Includes 531,666 shares subject to options held by Ms. Berger that are currently exercisable or exercisable within 60 days of March 31, 2011.

(6)	Includes 18,333 shares subject to options held by Mr. Bateman that are currently exercisable or exercisable within 60 days of March 31, 2011.

(7)	Includes 18,333 shares subject to options held by Ms. Lewis that are currently exercisable or exercisable within 60 days of March 31, 2011.

(8)	Comprised of 27,000 shares subject to options held by Mr. Mitgang that are currently exercisable or exercisable within 60 days of March 31, 2011.

(9)
Includes 1,135,749 and 1,500,000 shares subject to options and warrants, respectively, held by our directors and executive officers that are currently exercisable or exercisable within 60 days of March 31, 2011.

(10)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2011, the following persons and entities beneficially owned the number of shares as set forth below:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Kinderhook Partners, LP	4,600,643	-	4,600,643	-	4,600,643
Kinderhook GP, LLC	4,600,643	-	4,600,643	-	4,600,643
Tushar Shah	4,600,643	-	4,600,643	-	4,600,643
Stephen J. Clearman	4,600,643	-	4,600,643	-	4,600,643

Each of Kinderhook Partners, LP, Kinderhook GP, LLC, Tushar Shah and Stephen J. Clearman disclaim beneficial ownership in shares of common stock beneficially owned by the other party except to the extent of their pecuniary interest therein. The address for Kinderhook Partners, LP, Kinderhook GP, LLC, Tushar Shah and Stephen J. Clearman is 1 Executive Drive, Suite 160, Fort Lee, New Jersey 07024.

(11)	Based upon a Schedule 13D/A filed with the SEC on December 20, 2010, the following person and entities beneficially owned the number of shares as set forth below:

Entity or Person	Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Trinad Capital Master Fund, Ltd.	3,276,100	-	3,276,100	-	3,276,100
Trinad Management, LLC	3,276,100	-	3,276,100	-	3,276,100
Trinad Capital LP	2,493,767	-	2,493,767	-	2,493,767
Trinad Advisors II, LLC	2,493,767	-	2,493,767	-	2,493,767
Robert S. Ellin	3,662,200	386,100	3,276,100	386,100	3,276,100
Robert S. Ellin Profit Sharing Plan	386,100	386,100	-	386,100	-

Each of Trinad Management, LLC, and Trinad Advisors II, LLC disclaims beneficial ownership in shares of common stock beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin disclaims beneficial ownership of the shares of common stock beneficially owned by Trinad Capital Master Fund, Ltd., except to the extent of his pecuniary interest therein. The address for Trinad Capital Master Fund, Ltd., Trinad Management, LLC, Trinad Capital LP, Trinad Advisors II, LLC, Robert S. Ellin is 4751 Wilshire Blvd., 3rd Floor, Los Angeles CA, 90010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010 regarding our compensation plans authorizing us to issue equity securities and the number of securities.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders	4,753,000	(1)	$0.79	3,997,000	(2)
Equity compensation plans not approved by security holders	4,500,000	(3)	$0.79	-
	9,253,000			3,997,000

________________________
(1)
Includes 2,450,000 shares issuable upon exercise of options and rights granted pursuant to the NTN Buzztime, Inc. 2004 Performance Incentive Plan and 2,303,000 of shares issuable upon exercise of options granted pursuant to the NTN Buzztime, Inc. 2010 Performance Incentive Plan.

(2)
Includes 300,000 shares of Buzztime Entertainment, Inc., a wholly owned subsidiary of NTN Buzztime, Inc., common stock available for grant under the Buzztime Entertainment, Inc. 2001 Incentive Stock Option Plan and 3,697,000 of NTN Buzztime, Inc. common stock available for grant under the NTN Buzztime, Inc. 2010 Performance Incentive Plan. To date, no options have been granted under the Buzztime Entertainment, Inc. 2001 Incentive Stock Option Plan, and this plan expires on May 31, 2011.  No additional securities remain available for grant under the NTN Buzztime, Inc. 2004 Performance Incentive Plan.

(3)	These 4,500,000 shares are all issuable pursuant to warrants that we granted in connection with the acquisition of assets from iSports and i-am TV during 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2010, Christopher George became our Chief Information Officer.  Prior to this date, we received consulting services and purchased hardware and software from a company that Mr. George co-founded.  Mr. George holds a 50% interest in this company he co-founded.  Although we ceased receiving such consulting services upon Mr. George’s employment with us, we will continue to conduct business with this the company that Mr. George co-founded. Purchases and services to be rendered by this vendor will be subject to our standard operating procedures and policies and will be limited to data center services, software and hardware supplies.  During the years ended December 31, 2010 and 2009, we paid approximately $333,000 and $227,000, respectively, to this vendor.

Other than described above, since January 1, 2009, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or 1% of our total assets and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Company Policy Regarding Related Party Transactions

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

Indemnity Agreements

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and any persons holding more than 10% of our common stock to report their beneficial ownership of our common stock and any changes in that ownership in reports filed pursuant to Section 16(a) with the SEC. We believe that, based solely upon a review of Section 16(a) reports furnished to us from such persons for their 2010 transactions, and on the written representations of our directors and officers, our directors, officers and holders of more than 10% of our common stock complied with the requirements of Section 16(a) during 2010 with the exception of the following late reports:

	Report	Number of Late Reports
JABAM, Inc. BFK Investments LLC and Jeff Berf	Schedule 13D/A	1
Michael J. Bush	Form 4	1
Christopher George	Form 4	2

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter adopted by our Board of Directors and reviewed by the Audit Committee annually. As set forth in its charter, the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and oversee the audits of our financial statements. The responsibilities of the Audit Committee include appointing, providing for the compensation of, retaining, evaluating and overseeing the work of our independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of NYSE Amex.

Our management is primarily responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Audit Committee:

•
reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2010 with our management and Mayer Hoffman McCann P.C., our independent registered public accounting firm;

•
discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T;

•
received and reviewed the written disclosures and the letter from Mayer Hoffman McCann P.C. regarding its independence as applicable requirements of the PCAOB and discussed with Mayer Hoffman McCann P.C. its independence;

•
based on the above reviews and discussions, recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC; and

•	instructed Mayer Hoffman McCann P.C. that the Audit Committee expects to be advised if there are any subjects that require special attention.

Audit Committee of the Board

Mary Beth Lewis (Chairperson)
Jeff Berg

Notwithstanding anything to the contrary set forth in any our filings and other documents that might incorporate by reference this proxy statement, in whole or in part, the foregoing report of the Audit Committee shall not be incorporated by reference into any such filings or documents.

PRINCIPAL ACCOUNTING FIRM FEES

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of our annual financial statements for 2010 and 2009, the three quarterly reviews for 2010 and 2009, and fees billed for 2010 and 2009 for other services rendered by Mayer Hoffman McCann P.C.

	For the years ended December 31,
	2010	2009
Audit Fees	$241,000	$247,000
Audit-Related Fees (1)	$8,000	$3,000
Tax Fees (2)	$4,000	$48,000
All Other Fees	$-	$-
	$253,000	$298,000

(1)
Audit-related fees for fiscal year 2010 include professional services related to the Company’s employee benefit plan.  Audit-related fees for fiscal year 2009 include professional services related to an asset acquisition.

(2)
Tax fees for fiscal year 2010 include services related to the Company’s 2010 income tax return extensions.  Tax fees for fiscal year 2009 include services related to the Company’s 2009 income tax returns.

The Audit Committee has adopted a Pre-Approval Policy whereby all engagements of our independent auditor must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. If the Chairman approves any such engagements, the Chairman reports that approval to the full committee at the next committee meeting.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

During fiscal years 2010 and 2009, there were no such services that were performed pursuant to the “de minimis exception.”

COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate directly with our Board of Directors or an individual director in writing by sending a letter to our Board of Directors or an individual director c/o the Secretary at: NTN Buzztime, Inc. Board of Directors, 5966 La Place Court, Suite 100, Carlsbad, California 92008.  On or about July 1, 2011, please send your correspondence to 2231 Rutherford Road, Carlsbad, California 92008. Our Secretary will promptly forward the communication to the Chairman of our Board of Directors or the director identified in the communication without any editing or screening.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be included in our proxy statement for our 2012 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and the requirements of our bylaws.

Our bylaws provide that advance notice of a stockholder’s proposal must be delivered to our Secretary at our principal executive offices not later than 90 calendar days or more than 120 calendar days in advance of the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, our bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, this advance notice must be received no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholders are advised to review applicable SEC rules and our bylaws, which contain additional requirements with respect to submitting stockholder proposals to be included in or proxy materials. Our bylaws are available on the Corporate Governance section of our website at www.buzztime.com. In addition, a copy of the full text of the provisions of our bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

Stockholders who wish to submit one or more proposals for inclusion in our proxy statement relating to our 2012 annual meeting of stockholders must submit such proposals so that we receive such proposals at our principal executive offices on or after December 31, 2011 and on or before January 30, 2012. In addition, if we are not notified by January 30, 2012 of a proposal to be brought before our 2012 annual meeting of stockholders by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though such proposal is not discussed in the proxy statement for such meeting.

Selection of Director Nominees

The Nominating and Corporate Governance/Compensation Committee of our Board of Directors will consider candidates for board membership suggested by other board members, management and stockholders. As a stockholder, you may recommend any qualified person for consideration as a nominee for director by writing to the Nominating and Corporate Governance/Compensation Committee of the Board of Directors, c/o NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008.  On or about July 1, 2011, you may send your correspondence to 2231 Rutherford Road, Carlsbad, California 92008. Recommendations must be received on or after December 31, 2011 and on or before January 30, 2011 to be considered for the 2012 annual meeting of stockholders, and must comply with the requirements in our bylaws. Such stockholder’s recommendation must set forth as to each person whom the stockholder proposes to nominate for election as a director the following information:

•	the name, age and contact information of the candidate;

•	a statement of the candidate’s business and educational experience, including relevant dates and past employment and degrees or certifications received;

•	the class and number of shares of the Company that are beneficially owned by the candidate;

•
information regarding the candidate that is sufficient to enable the Nominating and Corporate Governance/Compensation Committee to evaluate the candidate under the board membership criteria described above under the heading “Director Nominations”;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

•	detailed information regarding any relationship or understanding between the candidate and the stockholder who is submitting the candidate’s nomination;

•	the candidate’s signed written consent to serve on the board if elected; and

•
any additional information relating to the candidate as is necessary in order to comply with the solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

In addition, the recommendation must set forth as to the stockholder making such recommendation, the name and address of such stockholder, the class and number of shares of the Company that are beneficially owned by the stockholder, and any material interest of the stockholder relating to the proposed candidate for director.

The procedures for considering candidates recommended by a stockholder for board membership will be no different than the procedures for candidates recommended by members of our Board of Directors or by management.

HOUSEHOLDING PROXY MATERIALS

Householding is a cost-cutting procedure used by us and approved by the SEC. Under the householding procedure, we send only one Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. A separate proxy card is included in the materials for each stockholder of record. A stockholder may notify us that the stockholder would like a separate Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report by mail at the following mailing address: NTN Buzztime, Inc., 5966 La Place Court, Carlsbad, California 92008, Attention: Secretary.  On or about July 1, 2011, you may send your correspondence to 2231 Rutherford Road, Carlsbad, California 92008.   If we receive such notification that the stockholder wishes to receive a separate Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, we will promptly deliver such documents. Similarly, if stockholders sharing the same address are receiving multiple copies of Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.  If you wish to update your participation in householding, you may contact your broker or our mailing agent, Broadridge Investor Communications Solutions, at 800-542-1061.

OTHER MATTERS

Accompanying this Proxy Statement is a letter to stockholders from Mr. Bush, our President and Chief Executive Officer, together with our 2010 Annual Report.

We will furnish, without charge, to each person to whom this Proxy Statement is being sent a complete copy of our Annual Report on Form 10-K (other than exhibits) for our fiscal year ended December 31, 2010. We will furnish any exhibit to our Annual Report on Form 10-K upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit. Written requests for our Annual Report on Form 10-K should be directed to Ms. Kendra Berger, Secretary, at our corporate offices located at 5966 La Place Court, Carlsbad, California 92008. On or about July 1, 2011, written requests should be sent to 2231 Rutherford Road, Carlsbad, California 92008.

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

Carlsbad, California
Dated: April 29, 2011

EXHIBIT A

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
NTN BUZZTIME, INC
a Delaware corporation

Kendra Berger hereby certifies as follows:

1.           She is the duly appointed and acting Chief Financial Officer and Secretary of NTN Buzztime, Inc., a Delaware corporation (this “Corporation”).

2.           This Certificate of Amendment hereby amends the Restated Certificate of Incorporation of this Corporation (the “Restated Certificate”) by adding the following two paragraphs to the end of Article IV of the Restated Certificate:

Effective at 6:00 p.m. (Eastern Time) (the “Reverse Split Effective Time”) on the effective date of the certificate of amendment adding this paragraph to Article IV of the Restated Certificate of Incorporation (the “Effective Date”), each share of the Common Stock, par value $0.005 per share, of the Corporation outstanding or held in treasury as of immediately prior to the Reverse Split Effective Time shall, without any action on the part of the holder thereof, automatically be reclassified as and changed into one one-hundredth (1/100th) of a share of Common Stock, par value $0.005 per share, of the Corporation (the “Reverse Split”); provided, however, that if the foregoing Reverse Split would result in the record account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share (a “Fractional Share”), such Fractional Share shall, without any action on the part of the holder thereof, be automatically canceled and converted into the right to receive the Trading Value thereof upon surrender by the holder thereof of the certificate or certificates representing such Fractional Share.  For purposes hereof, the term “Trading Value” of any Fractional Share shall mean the product of: (A) the average daily closing price per share of the Common Stock on the NYSE Amex for the five trading days immediately before and including the Effective Date, multiplied by (B) the number of shares of Common Stock that were reclassified as and changed into such Fractional Share as a result of the Reverse Split.  From and after the Reverse Split Effective Time, each holder of a Fractional Share shall have no further interest as a stockholder in the Corporation in respect of such Fractional Share.

Effective at 6:01 p.m. (Eastern Time) on the Effective Date (the “Forward Split Effective Time”), (i) each share of Common Stock, par value $0.005 per share, of the Corporation (including whole and fractional shares, but not including any Fractional Share, all which shall have been converted into the right to receive the Trading Value in accordance with the immediately preceding paragraph) outstanding or held in treasury as of immediately prior to the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall, without any action on the part of the holder thereof, automatically be reclassified as and changed into ten (10) fully-paid and nonassessable shares of Common Stock, par value $0.005 per share; and (ii) any fractional share of Common Stock resulting from the calculation referred to in the immediately preceding clause “(i)” shall be rounded up to the nearest whole share.

3.           The foregoing amendments of the Restated Certificate have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

Dated: ______________________	________________________________________ Kendra Berger Chief Financial Officer and Secretary

A-1

NTN BUZZTIME, INC.
5966 LA PLACE COURT
CARLSBAD, CA 92008
ATTN: ACCOUNTS PAYABLE

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Terry Bateman 02 Jeff Berg 03 Mary Beth Lewis 04 Michael Bush 05 Steve Mitgang

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The Board of Directors recommends that you vote "FOR" items 1, 2, and 3. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL (IF PROPERLY EXECUTED) BE VOTED "FOR" THE ABOVE ITEMS.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000105896_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

NTN BUZZTIME, INC.
Annual Meeting of Shareholders
June 17, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Christopher George and Kendra Berger, or either of them, as proxies, each with power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other matters as may come before the meeting, all of the shares of Common Stock of NTN Buzztime, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Daylight Savings Time, on June 17, 2011 at The Residence Inn by Marriott at 2000 Faraday Avenue, Carlsbad, CA and any adjournment or postponement thereof, hereby revoking any proxies heretofore given.

Continued and to be signed on reverse side

0000105896_2 R1.0.0.11699